EXHIBIT 99.1

For additional information, contact:
Heritage Financial Group
Heritage Financial Group, Inc.
T. Heath Fountain
Senior Vice President and Chief Financial Officer
229-878-2055

HERITAGE FINANCIAL GROUP, INC. COMPLETES SECOND STEP CONVERSION
AND $65.9 MILLION STOCK OFFERING

ALBANY, Ga. (November 30, 2010) – Heritage Financial Group, Inc. (the "Company") (NASDAQ: HBOSD), the holding company for HeritageBank of the South (the "Bank"), announced today that it has completed the conversion from a mutual holding company structure and the related public stock offering and is now a stock holding company that is 100% owned by public stockholders.  The Company sold a total of 6,591,756 shares of common stock in the subscription, community and syndicated offerings, including 327,677 shares to the Heritage Financial Group employee stock ownership plan.

The Company also announced that the prior holding companies for the Bank, Heritage MHC and Heritage Financial Group ("Old Heritage") have ceased to exist and that all outstanding shares of Old Heritage common stock (other than those owned by Heritage MHC) have been converted into the right to receive 0.8377 shares of Company common stock.  In this stock exchange, cash in lieu of fractional shares will be paid at a rate of $10.00 per share.  As a result of the conversion, offering and exchange, the Company will have approximately 8,710,640 shares outstanding and a market capitalization of approximately $87.1 million, based on the public offering price of $10.00 per share.

The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market on November 30, 2010, under the symbol HBOSD for a period of 20 trading days.  Thereafter, the trading symbol will be HBOS.  Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about November 30, 2010.  Syndicated offering subscribers and Old Heritage shareholders that hold their shares in street name or in book-entry form will have shares of the Company deposited directly to their accounts.   Old Heritage shareholders holding shares in certificated form will be mailed a letter of transmittal on or about December 1, 2010, and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company's transfer agent. Old Heritage stock certificates became void upon completion of the conversion.

Keefe, Bruyette & Woods, Inc acted as selling agent for the subscription and community offering.  Keefe, Bruyette & Woods, Inc. also acted as sole book-running manager and Sterne, Agee & Leach, Inc. acted as co-manager for the syndicated offering.  Silver Freedman & Taff, L.L.P. acted as legal counsel to the Company and Old Heritage in connection with the conversion, offering and exchange.  Malizzia Spidi & Fisch, PC acted as counsel to Keefe, Bruyette & Woods, Inc. for the conversion, offering and exchange.  Feldman Financial Advisors, Inc., served as independent appraiser for the conversion, offering and exchange.

This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Heritage Financial Group, Inc. and HeritageBank of the South that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect HeritageBank of the South's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect the operation of Heritage Financial Group, Inc. and HeritageBank of the South.

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